Exhibit 99.1

Zoom® Telephonics Reports Results for the Fourth Quarter of 2014

Boston, MA, February 23, 2015 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading manufacturer of modems and other communication products, today reported net sales of $2.7 million for the fourth quarter ended December 31, 2014 (“Q4 2014”), down 5.8% from $2.9 million for the fourth quarter of 2013 (“Q4 2013”).  Zoom’s operating loss improved from $222 thousand in Q4 2013 to $83 thousand in Q4 2014 due to higher gross profit and lower expenses.

Gross profit was $835 thousand or 30.8% of net sales in Q4 2014, up from gross profit of $724 thousand or 25.2% of net sales in Q4 2013.  Gross profit and gross margin improvements were primarily due to lower direct product unit costs.

Operating expenses were $918 thousand or 33.9% of net sales in Q4 2014, compared to $946 thousand or 32.9% of net sales in Q4 2013.  General and Administrative (“G&A”) expenses decreased $45 thousand to $264 thousand from Q4 2013 to Q4 2014 due primarily to lower headcount in the United States.  Selling expenses decreased $30 thousand to $385 thousand from Q4 2013 to Q4 2014 due primarily to a reduction in headcount in the United Kingdom.  Research and development expenses increased $47 thousand to $269 thousand from Q4 2013 to Q4 2014 due primarily to increased product development costs and higher certification costs.

During Q4 2014 Zoom Telephonics closed its UK office. This required the recognition of foreign currency translation gains that had previously been recorded as accumulated other comprehensive income. Zoom reported $361 thousand of other income in operations and a reduction in accumulated other comprehensive income of $361 thousand, resulting in zero impact to net comprehensive income. The associated balance sheet adjustment similarly had zero effect on total Stockholders Equity.

Zoom’s net sales of $11.9 million for the fiscal year ended December 31, 2014 (“FY 2014”) were up 5.9% from net sales of $11.2 million for FY 2013. Zoom’s net comprehensive loss was $242 thousand for FY 2014, a significant improvement over the net comprehensive loss of $800 thousand for FY 2013.  Gross profit for FY 2014 was $3.5 million or 29.3% of net sales, an improvement over gross profit of $3.1 million or 27.6% of net sales in FY 2013.  Gross profit improved primarily due to higher sales, and gross margin improved primarily due to lower unit product costs and higher sales.

Operating expenses were $3.6 million or 30.5% of net sales in FY 2014, down from $3.8 million or 33.9% of net sales in FY 2013.  General and administrative expenses decreased $264 thousand to $1.1 million from FY 2013 to FY 2014, primarily due to reduced headcount.  Selling expenses decreased $127 thousand to $1.4 million from FY 2013 to FY 2014 due primarily to reduced UK headcount. Research and development expenses increased $213 thousand to $1.3 million from FY 2013 to FY 2014, primarily due to increased product development costs and higher certification costs.

Zoom’s cash balance on December 31, 2014 was $138 thousand, up $83 thousand from December 31, 2013. This increase was primarily due to Zoom’s $522 thousand increase in bank debt in 2014, offset by Zoom’s $242 thousand net comprehensive loss and Zoom’s $136 thousand increase in net receivables in 2014. Zoom’s current ratio was 2.1 on December 31, 2014, compared to 2.8 on December 31, 2013.

“We are encouraged by our improved operating results,” said Frank Manning, Zoom’s President and CEO.  “We’ve worked hard to grow our sales, improve margins, and cut expenses.  In 2015 we hope to significantly improve results primarily through exciting new product introductions in cable modems, cellular modems and routers, and Internet-connected wireless sensors.  We will discuss our plans in more detail during our quarterly conference call.”

Zoom has scheduled a conference call for Tuesday, February 24th at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 if you are in the U.S. or international callers should dial (706) 643-5255.  In order to join this conference call, you will be required to provide the conference ID 93084467.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoomtel.com/Q4, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; Zoom’s dependence on key employees; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TELEPHONICS, INC.
Condensed Balance Sheets
In thousands
(Unaudited)

	12/31/14	12/31/13

ASSETS

Current assets:

Cash	$138	$55
Accounts receivable, net	1,811	1,675
Inventories, net	1,725	1,714
Prepaid expenses and other	270	225

Total current assets	3,944	3,669

Property and equipment, net	67	51

Total assets	$4,011	$3,720

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$840	$318
Accounts payable	727	694
Accrued expenses	285	322

Total current liabilities	1,852	1,334

Total liabilities	1,852	1,334

Stockholders’ equity:

Common stock and additional paid-in capital	34,272	34,258
Accumulated other comprehensive income (loss)	––	364
Retained earnings (accumulated deficit)	(32,113)	(32,236)

Total stockholders’ equity	2,159	2,386

Total liabilities and stockholders’ equity	$4,011	$3,720

ZOOM TELEPHONICS, INC.
Condensed Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/14	12/31/13	12/31/14	12/31/13

Net sales	$2,710	$2,878	$11,901	$11,241
Cost of goods sold	1,875	2,154	8,410	8,139

Gross profit	835	724	3,491	3,102

Operating expenses:
Selling	385	415	1,446	1,573
General and administrative	264	309	1,052	1,316
Research and development	269	222	1,133	920
Total operating expenses	918	946	3,631	3,809

Operating profit (loss)	(83)	(222)	(140)	(707)

Other income (expense), net	328	(306)	269	(354)

Income (loss) before income taxes	245	(528)	129	(1,061)

Income tax expense	1	1	7	4

Net income (loss)	$244	$(529)	$122	$(1,065)

Other comprehensive income (loss):
Foreign currency translation adjustments	(1)	2	(3)	(7)
Foreign currency translation recognition upon reclassification from accumulated other comprehensive income	(361)	––	(361)	––
Unrealized gain (loss) for the period	––	293	––	272

Net comprehensive income (loss)	$(118)	$(234)	$(242)	$(800)

Earnings (loss) per share:
Basic Earnings (loss) per share	$0.03	$(0.07)	$0.02	$(0.14)
Diluted Earnings (loss) per share	$0.03	$(0.07)	$0.02	$(0.14)

Weighted average number of shares outstanding:
Basic	7,983	7,983	7,983	7,363
Diluted	7,983	7,983	7,983	7,363